Exhibit 99.1

RAMACO RESOURCES REPORTS

FOURTH QUARTER and FULL-YEAR 2025 RESULTS

LEXINGTON, KY., February 25, 2026 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and is transitioning to also become a developer of rare earth and critical minerals in Wyoming. Today it reported financial results for the three and twelve month periods ending December 31, 2025 (the “Results”).

FOURTH QUARTER 2025 HIGHLIGHTS

●	The Company had a quarterly net loss of $(14.7) million and Class A diluted EPS of $(0.26). Class A diluted EPS was $(0.22) excluding a $2.5 million one-time, non-recurring expense incurred in connection with the structuring of a strategic critical minerals terminal at the Company’s Brook Mine.

●	The Company had quarterly Adjusted EBITDA of $8.9 million defined as adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, the non-recurring expense noted above and equity-based compensation, a non-GAAP measure (“Adjusted EBITDA”). Also, see “Reconciliation of Non-GAAP Measures” below.

●	The Company had quarterly non-GAAP cash mine cost per ton sold of $92 which was a $5 per ton decline compared to the third quarter of 2025. (See “Reconciliation of Non-GAAP Measures” below.) The Company’s cash costs continue to remain in the first quartile of the U.S. cost curve. This quarter also represented the Company’s strongest quarter in terms of cash costs per ton in four years.

●	Fourth quarter cash margins of $24 per ton equaled those of the first quarter as the strongest of 2025 despite the U.S. high-vol metallurgical coal indices having fallen 17% during that time. They also exceeded third quarter margins by 4%, despite a 4% quarterly decline in U.S. high-vol metallurgical coal indices.

FULL-YEAR 2025 HIGHLIGHTS

●	For full-year 2025 Ramaco had a net loss of $(51.4) million and Class A diluted EPS of $(0.99). Class A diluted EPS was $(0.95), excluding the one-time, non-recurring expense noted above.

●	For full-year 2025 Adjusted EBITDA was $36.1 million as defined above.

●	For full-year 2025 non-GAAP cash mine cost was $98 per ton sold, which was a $7 per ton decline compared to full-year 2024. (See “Reconciliation of Non-GAAP Measures” below.)

●	For full-year 2025 cash margins were $22 per ton, compared to $35 per ton in 2024 principally because of lower priced metallurgical coal indices in 2025.

●	The fourth quarter reflected record liquidity of $521 million, an increase of more than 275% year over year. The Company’s balance sheet is now the strongest in its history, despite challenging price declines and the weakness in the metallurgical coal markets.

●	This financial strength will allow the Company to optimize the transition and growth into a dual platform critical minerals company including both future growth of metallurgical coal production as well as the advancement of our rare earths and critical mineral development.

MARKET COMMENTARY / 2026 OUTLOOK

Rare Earths and Critical Minerals:

●	The Company continues to progress to development of a Pre-Feasibility Study (“PFS”). It is announcing today that it has developed a fundamental alternative flowsheet design for the processing of its rare earth elements and critical minerals from coal deposits. This process is both proprietary and patent-pending and has been developed by Ramaco’s new internal critical mineral processing team. It has also now been endorsed by third party independent testing groups.

●	This design improves upon the solvent extraction processing techniques previously modeled and outlined in the Preliminary Economic Assessment (“PEA”) prepared in mid-2025 by Fluor Corporation.

●	The alternative flowsheet design uses a carbochlorination process for recovery of critical minerals. Internal projections estimate that this flowsheet process will generate materially increased incremental revenue and free cash flow when compared to our previously published projections which had been based on the use of the solvent extraction method.

●	As explained below, the carbochlorination process is anticipated to provide fundamental de-risking of the previous processing approach by reducing the overall capital and operating costs associated with oxide production, improving overall recoveries and product yields, increasing cash flow, creating a higher value product slate, while using a proven technique deployed in the titanium industry and reducing the project’s reliance on scandium as the main product driver.

●	Initial testing by independent third-party laboratories using this flowsheet method indicates an ability to produce significantly higher recovery levels of both gallium and scandium, as well as the ability to produce a slate of high purity, and thus, higher value, gallium related products.

●	This is expected to expand the proposed product suite of critical minerals. We now anticipate that the largest amount of our revenue will be from a product slate of high purity gallium, high purity alumina (“HPA”) and high purity quartz (“HPQ”). These high value products are primarily used in the semiconductor industry and other related applications. This approach is anticipated to also reduce the project’s former reliance on scandium as the dominant product.

●	The flowsheet provides potentially increased overall oxide production, higher oxide recovery, and expected higher revenue per ton of feed to the critical minerals processing facility.

●	As a result, as part of the flowsheet redesign Ramaco is evaluating the optimal level of initial plant feedstock throughput. We anticipate this may reduce the initial capital expenditure of the oxide processing plant. Ramaco expects, however, to maintain the design optionality to increase both feedstock and plant output as future demand dictates.

●	As part of this process revision, Ramaco is now planning to produce a mixed rare earth carbonate (“MREC”) product for sale to third-party rare earth magnet-oriented processing companies. MREC output will constitute a minority of total revenue.

●	This change is expected to greatly simplify and eliminate the need to construct the costly portion of the processing facility associated with the technically complex solvent extraction form of separation of the rare earths into separated magnetic oxides. Thus, we expect that it will eliminate the substantial capital and operating cost associated with construction and development of the previous large solvent extraction portion of the overall plant.

●	Independent third-party testing, design, optimization and preparation of detailed economics for the change in flowsheet design will now modestly push out previous reporting timelines. We now expect to receive a revised PEA being prepared by Hatch, Inc. by mid-year. This PEA will generate revised economics utilizing the new flowsheet. The subsequent more detailed PFS, also being prepared by Hatch, is now expected to be completed by late 2026.

●	As part of this new flowsheet analysis Hatch is expected to provide a pilot plant re-design expected by Q3-2026. During this redesign period we will continue current construction of the pilot plant and testing facility in Sheridan, WY. Development of the interior pilot plant infrastructure is expected to recommence at the Zeton pilot plant fabrication facility in Canada upon receipt of Hatch plans. We will continue third party metallurgical testing to support the PFS phase and are in parallel ramping up internal laboratory and test operations at the iCAM research facility.

●	Ramaco continues its ongoing dialogue with both governmental and strategic groups regarding our development progress as we clarify our product capabilities, economics and timelines over the coming months.

Metallurgical Coal Sales, Marketing and Growth Projects:

●	Sales commitments for 2026 currently total 3.1 million tons as of the date of these Results. These sales equate to almost 80% of the midpoint and roughly 75% at the high-end of 2026 production guidance.

●	1.1 million tons are committed to North American customers at an average realized fixed price of $142 per ton. In addition, 2.0 million export tons are committed to seaborne customers at index-linked pricing.

●	The fourth quarter of 2025 was the weakest quarter of the year for U.S. high-vol metallurgical coal indices. We have however begun to see a meaningful rebound in low-vol metallurgical index pricing on the back of both Australian supply constraints and stronger Indian demand. Australian premium low-vol indices are up more than $40 per ton from the fourth quarter average to now roughly $240 per ton. US low-vol and high-vol indices are up as much as 10% on average today compared to the fourth quarter average.

●	Based on this positive market movement the Company will now both initiate and accelerate from 2027 to 2026 several growth projects associated with its low-vol portfolio. Specifically, the Board of Directors has authorized the restarting of the Laurel Fork Mine, as well as adding a 3rd section at our Berwind Mine. At full production, these projects are expected to add 0.5 million tons of production in 2027 and add 0.1-0.2 million tons in 2026.

●	In addition, we are accelerating the construction of the new rail loadout project at our low-vol Maben complex. Completion of the new rail loadout is expected before year-end. This loadout is anticipated to save roughly $20 per ton on trucking costs at Maben. It is also expected to facilitate development of deep mining at this complex should the Company elect to initiate that step in the future. It is anticipated that at full production the Maben deep mining could provide approximately 1.5 million tons of additional low-vol production.

●	Overall, these new low-vol development projects are anticipated to involve roughly $20 million in new growth commitments in 2026.

Metallurgical Coal Guidance:

●	The Company is issuing initial guidance for the 2026 calendar year and expects annual sales volumes between 4.1 and 4.5 million tons, with an ability to increase sales to almost 5 million tons, depending on market conditions.

●	The Company expects annual met coal production volumes between 3.7 and 4.1 million tons, with an ability to optimize production levels depending on market conditions. Despite modest capital outlays, the Company anticipates both production and tons sold to increase in 2026 versus 2025. This would mark the Company’s sixth consecutive year of production growth. This record is the longest continuous production growth curve among the met coal peer group.

●	Ramaco anticipates 2026 cash cost of sales will be in the range of $95 and $100 per ton. Continued cost discipline is anticipated to lead to the third annual decrease in cash cost of sales in a row and the lowest level of cash cost per ton since 2021. The Company remains committed to maintaining its first quartile cash cost position in the U.S. met coal peer group.

●	The Company anticipates Company-wide maintenance and growth capital outlays in 2026 of between $85 and $90 million. This includes spending on maintenance capital on its metallurgical coal mines of roughly $10-11 per ton, approximately $20 million of capital outlays at the Berwind and Maben complexes and roughly $20 million for its rare earth elements business.

●	We anticipate 2026 first quarter shipments of between 800,000 – 950,000 tons due to normal annual seasonality in the Great Lakes which is closed for most of the first quarter. We expect cash costs towards the higher end of the range for that quarter, on the back of lower ratable shipments.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Given the exceptional job by our operations team in terms of maintaining cost control at our core metallurgical coal complexes in 2025, I will start my comments on the coal front. Although we share our shareholder interest in the on-going Brook Mine critical mineral development in Wyoming, we have not lost sight that our fundamental core business today is the operation of our metallurgical coal complexes in Appalachia.

Overall cash costs of $92 per ton this past quarter were the lowest we have achieved since the fourth quarter of 2021. Indeed, at our largest complex at Elk Creek, fourth quarter costs averaged just $80 per ton. We would also note that in this difficult market environment, unlike some others, we have not cut either wages or benefits to our mine workers.

We regard Ramaco as a best-in-class employer, that continues to attract the top talent in the industry, and which also led to very strong productivity last quarter.

Furthermore, our fourth quarter cash margins of $24 per ton were tied with our first quarter cash margins as the strongest of 2025. This was despite a 17% decline in U.S. high-vol metallurgical coal indices during that period.

As we look ahead, we have initiated our 2026 met coal guidance. We are poised to both grow our total coal production for the 6th year in a row, while lowering overall cash costs per ton sold for the 3rd year in a row. Based on our current 2026 guidance, if benchmark price indices hold at current levels or improve, we expect meaningful earnings growth overall in 2026 versus 2025.

World metallurgical coal markets have begun to see a meaningful and we hope sustained rebound. This appears in index pricing on the back of both Australian supply constraints and stronger Indian demand. Australian premium low-vol indices have increased to roughly $240 per ton and by more than $40 per ton from the fourth quarter average. US low-vol and high-vol indices are also up as much as 10% on average today compared to the fourth quarter average.

As a result, we are either accelerating or initiating some of our low-vol growth projects which we had deferred until we began to see some positive market clarity. These low-vol projects are expected to add 0.5 million tons of production in 2027. We anticipate they will add 0.1-0.2 million tons in 2026. They also set the table should we decide to pursue further low-vol development in the future.

We are focusing on low-vol production growth in the face of a crowded field of new high-vol projects from our peers who are now fiercely competing in the export markets. This has created current pricing pressure on high-vol coals with indices today lagging well below historical relativities.

Despite this market overcrowding, we have been able to secure recent sales in Asia at meaningful premiums to these indices because of the low sulfur character of our high-vol coals. It is our expectation given market conditions that published high-vol index pricing will ultimately adjust accordingly, which should lead to an upward movement in these indices.

Our coal sales for the year have again started off strong. We have sales commitments for 2026 currently totaling 3.1 million tons as of the date of these Results. These sales equate to almost 80% of the midpoint of the 2026 production guidance of 3.9 million tons. 1.1 million tons are committed to North American customers at an average realized fixed price of $142 per ton which is currently the highest level of our peer published results. In addition, 2.0 million export tons are committed to seaborne customers at index-linked pricing. We expect ultimate annual sales volumes between 4.1 and 4.5 million tons, with an ability to increase sales to almost 5 million tons, depending on market conditions.

Moving to our emerging rare earth elements and critical minerals business in Wyoming, we are announcing a fundamental technology breakthrough for processing the minerals found comingled in coal. This is a new proprietary carbochlorination flowsheet that our internal critical mineral team developed by building upon the research and discoveries from the Fluor Corporation’s Preliminary Economic Assessment (“PEA”). In simplistic terms, the results of current testing show that this approach should yield meaningful benefits to the Brook Mine’s cash flows compared to the already strong projected cash flows in both Fluor’s PEA and in the upsized development case from my last Shareholder Letter.

Basically, we now expect markedly increased recoveries and yields of an overall higher value slate of basket oxide production. From this technique we also expect substantially increased production levels of high-purity gallium, high purity alumina, as well as high purity quartz. All of these products target the semi-conductor industries.

The gallium and related products will constitute the largest portion of our overall projected revenue. Although we still expect to produce high levels of scandium, that critical mineral will not dominate the overall product slate in the same manner as in our original flowsheet design.

We also now expect to sell our magnetic rare earth feedstock production as a mixed rare earth carbonate. This approach substantially simplifies the flowsheet. It is expected to reduce both the significant initial capital outlays as well as the on-going operating reagent expense associated with the solvent extraction separation processing technique for rare earth separation.

Internal financial estimates indicate that these modifications, together with the current higher critical mineral pricing environment, are expected to materially increase cash flow generation estimates from our previously published figures. We are now working with our independent consultant Hatch to validate these estimates and expect to publish a revised PEA utilizing this new flowsheet and new economics by mid-year.

These new flowsheet modifications will modestly increase the timeline for completion of our Preliminary Feasibility Study (“PFS”). We believe however that these changes will both ultimately and substantially improve the overall project and best serve the joint interests of both our shareholders and indeed the country.

Importantly, we have now developed and filed patent and trade secret protections around a robust portfolio of intellectual property associated with this novel process. This should ensure that the Brook Mine will be the only coal based unconventional source of domestic REEs and critical minerals that will be able to utilize our new process.

On the market front, the Trump administration recently announced an initiative to establish international price floors for critical minerals to counter China’s market dominance. We remain confident that the U.S. government is committed to ensuring the development of a supply chain for domestic rare earth elements and critical minerals. We continue to pursue potential procurement, funding and development opportunities with strategic and governmental stakeholders.

We were also recently gratified to note the Administration’s discussion about the creation of domestic rare earth and critical mineral stockpiles for overall supply chain management and procurement. This initiative dovetails with our previously announced critical mineral stockpile and terminal initiative at the Brook Mine which we are pursuing with Goldman Sachs.

Lastly, I want to touch upon the financial transformation of the liquidity levels on our balance sheet that we achieved in the second half of 2025. In total we raised over $1 billion in new capital.

First, in July/August we raised $65 million in gross proceeds through the public issuance of unsecured notes led by Lucid Capital. Second, in August we raised $200 million in new equity through an underwriting led by Morgan Stanley and

Goldman Sachs. Third, in November working again with Goldman Sachs, Morgan Stanley and a larger underwriting syndicate we raised $345 million in 6-year unsecured convertible notes with a zero percent coupon. Then in December we increased our revolving credit facility led by KeyBank to $500 million, inclusive of a $150 million accordion feature.

Our balance sheet is now in the strongest position in our history, in spite of the challenging state of the metallurgical coal markets. We ended the fourth quarter with record liquidity of $521 million, which was up more than 275% year over year. This will allow us to rapidly move forward with our transition into a dual platform critical minerals company.

On the other side of this journey, we hope to realize substantial growth and shareholder opportunities as a dual platform critical minerals enterprise. We will do so by producing both larger levels of high-quality low-cost metallurgical coal, as well as hopefully becoming one of the nation’s leading vertically integrated rare earth and critical mineral companies. We look forward to 2026 moving us further along this unique path.”

 Key operational and financial metrics are presented below (unaudited):

Key Metrics
	4Q25	3Q25	Chg.	4Q24	Chg.	2025 YTD	2024 YTD	Chg.
Total Tons Sold ('000)	938	873	7%	1,122	(16)%	3,834	3,989	(4)%
Liquidity ($mm)	$521.0	$272.4	91%	$137.8	278%	$521.0	$137.8	278%
Revenue ($mm)	$128.0	$121.0	6%	$170.9	(25)%	$536.6	$666.3	(19)%
Cost of Sales ($mm)	$103.2	$101.8	1%	$136.1	(24)%	$453.4	$533.3	(15)%
Non-GAAP Revenue of Tons Sold ($/Ton) (a)	$116	$120	(3)%	$129	(10)%	$120	$140	(14)%
Non-GAAP Cash Cost of Sales ($/Ton) (a)	$92	$97	(5)%	$96	(4)%	$98	$105	(7)%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (a)	$24	$23	4%	$33	(27)%	$22	$35	(37)%
Net Income (Loss) ($mm)	$(14.7)	$(13.3)	(11)%	$3.9	(481)%	$(51.4)	$11.2	(560)%
Diluted EPS - Class A Common Stock	$(0.26)	$(0.25)	(4)%	$0.06	(533)%	$(0.99)	$0.11	(1,003)%
Diluted EPS - Class B Common Stock	$(0.07)	$(0.05)	(40)%	$0.02	(450)%	$(0.43)	$0.47	(191)%
Adjusted EBITDA ($mm) (a)	$8.9	$8.4	6%	$29.2	(70)%	$36.1	$105.8	(66)%
Cash Capex ($mm)	$12.2	$16.6	(27)%	$11.9	2%	$64.3	$68.8	(7)%
Adjusted EBITDA less Capex ($mm)	$(3.3)	$(8.3)	60%	$17.3	(119)%	$(28.2)	$36.9	(176)%
(1)	See “Reconciliation of Non-GAAP Measures.” Differences may occur due to rounding.

FOURTH QUARTER AND FULL-YEAR 2025 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the fourth quarter of 2025, unless specified otherwise.

Quarterly Year 2025 over 2024 Year Comparison

Quarterly overall production in the fourth quarter of 2025 of 892,000 tons was down 7% from the same period of 2024. The Elk Creek complex produced 697,000 tons, up 4% from last year. The Berwind, Knox Creek, and Maben complexes had production of 195,000 tons in the quarter, which was down 31% from the same period last year. The decline was largely due to the previously announced idling of some higher cost metallurgical coal production in light of continued weak market conditions.

U.S. high-vol metallurgical coal indices fell almost 20% versus the fourth quarter of 2024. As a result, quarterly pricing was $116 per ton, or 10% lower compared to $129 per ton in the fourth quarter of 2024.

Cash costs were $92 per ton sold, excluding transportation costs and idle mine costs, which was a 4%, or $4 per ton decrease from the same period in 2024.

As a result of the above, cash margins were $24 per ton during the fourth quarter, down from $33 per ton or 27% from the same period of 2024. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarterly 2025 Sequential Comparison

Fourth quarter of 2025 production was 892,000 tons, down 6% from the third quarter of 2025. The decrease was due to continued production discipline in the current challenging market environment, coupled with an extra week of vacation in the third quarter compared to the second quarter.

Realized quarterly pricing of $116 per ton was down 3% from $120 per ton in the third quarter of 2025. This reflected the sequential decline in U.S. high-vol metallurgical indices, which fell roughly 4%, versus the third quarter.

Quarterly cash costs of $92 per ton were down $5 per ton or 5% compared to $97 per ton in the third quarter of 2025. Quarterly cash margins were $24 per ton, increasing from $23 per ton sequentially, mainly due to the decreased cash cost per ton. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of December 31, 2025, the Company had liquidity of $521.0 million, consisting of approximately $440.3 million of cash plus $80.7 million of availability under our revolving credit facility. Liquidity was up over 275% compared to the same period of 2024 and was the strongest quarter-end liquidity on record for the Company.

During the fourth quarter, the Company issued $345 million of zero coupon unsecured convertible debt with Goldman Sachs and Morgan Stanley. As of December 31, 2025, net debt stood at approximately $11 million versus net debt of $56 million on December 31, 2024.

Quarterly capital expenditures totaled $12.2 million, down 27% compared to $16.6 million the third quarter of 2025. This compared to $11.9 million for the same period of 2024.

For the fourth quarter of 2025, the Company recognized income tax benefit of $1.1 million, which was an approximate 6.8% effective tax benefit rate.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended			Year ended December 31,
	December 31,	September 30,	December 31,
In thousands, except per ton amounts	2025	2025	2024	2025	2024

Sales Volume (tons)	938	873	1,122	3,834	3,989

Company Production (tons)
Elk Creek Mining Complex	697	647	672	2,719	2,286
Berwind Mining Complex (includes Knox Creek and Maben)	195	298	282	1,107	1,385
Total	892	945	954	3,826	3,671

Per Ton Financial Metrics (a)
Average revenue per ton	$116	$120	$129	$120	$140
Average cash costs of coal sold	92	97	96	98	105
Average cash margin per ton	$24	$23	$33	$22	$35

Cash Capital Expenditures	$12,195	$16,626	$11,920	$64,282	$68,842

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

Class B Dividend

Our Board of Directors (the “Board”) has declared a stock dividend for the first quarter of fiscal year 2026 relating to its Class B common shares to shareholders of record as of the close of Nasdaq on March 13, 2026 (the “Record Date”). The dividends will be paid in Class B common stock and issued on March 27, 2026 (the “Payment Date”).

The Board approved and declared the quarterly Class B common stock dividend of $0.1489 per share on the Company’s Class B common stock. Given that this payment will occur in the form of Class B shares, Class B holders will receive a number of shares of Class B common stock for each share of Class B common stock determined by dividing $0.1489 by the closing transaction price of the Class B common stock on March 13, 2026.

No fractional shares will be issued in connection with the above-described stock dividend. In lieu of the issuance of fractional shares, the Company will pay in cash on the Payment Date the fair value of the fractions of a share issuable, determined as of the close of Nasdaq on the Record Date and based upon the closing transaction price per share of the Class B common stock reported by Nasdaq on that date.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2026 Guidance	2025

Company Production (tons)	3,700 - 4,100	3,826

Sales (tons) (a)	4,100 - 4,500	3,834

Cash Costs Per Ton Sold (b)	$95 - 100	$98

Other
Capital Expenditures (c)	$85,000 - 90,000	$64,282
Selling, general and administrative expense (d)	$67,000 - 72,000	$69,363
Depreciation, depletion, and amortization expense	$75,000 - 80,000	$68,155
Interest expense (income), net	$(1,000 - 2,000)	$7,804
Effective tax rate (e)	20 - 25%	17%
Idle Mine and Other Costs	$2,000 - 3,000	$3,059

(a)	Includes purchased coal.
(b)	Excludes transportation costs and idle mine costs.
(c)	Excludes capitalized interest.
(d)	Includes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2026 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2026
	Volume	Average Price
North America, fixed priced	1.1	$142
Seaborne, fixed priced	-
Total, fixed priced	1.1	$142
Index priced	2.0
Total committed tons	3.1

(a)	Amounts as of February 24, 2026 include purchased coal. Totals may not add due to rounding. Excludes demurrage.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and a developing producer of coal, rare earth and critical minerals in Wyoming. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth development near Sheridan, Wyoming in the initial stages of production. In 2023, the Company announced that a major deposit of primary magnetic rare earths and critical minerals was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a carbon research related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FOURTH QUARTER AND FULL-YEAR 2025 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, February 26, 2026. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on February 26, 2026:

Domestic Live: (833) 890-6680

International Live: (412) 564-6129

Conference ID: Ramaco Resources Fourth Quarter 2025 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company's ability to successfully develop the Brook Mine rare earth and critical mineral project, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the estimated mineral resources at Brook Mine will be converted into mineral reserves in the future. Rare earth and critical minerals is a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
In thousands, except per share amounts	2025	2024	2025	2024

Revenue	$128,007	$170,893	$536,618	$666,295

Costs and expenses
Cost of sales (exclusive of items shown separately below)	103,233	136,079	453,389	533,293
Asset retirement obligations accretion	461	402	1,667	1,465
Depreciation, depletion, and amortization	16,484	16,706	68,155	65,615
Selling, general, and administrative	20,936	11,354	69,363	49,286
Total costs and expenses	141,114	164,541	592,574	649,659

Operating (loss) income	(13,107)	6,352	(55,956)	16,636

Other income (expense), net	(2,168)	1,332	1,620	4,407
Interest expense, net	(506)	(1,614)	(7,804)	(6,123)
(Loss) income before tax	(15,781)	6,070	(62,140)	14,920
Income tax (benefit) expense	(1,076)	2,212	(10,694)	3,728
Net (loss) income	$(14,705)	$3,858	$(51,446)	$11,192

Earnings per common share
Basic - Class A	$(0.26)	$0.06	$(0.99)	$0.11
Basic - Class B	$(0.07)	$0.02	$(0.43)	$0.50

Diluted - Class A	$(0.26)	$0.06	$(0.99)	$0.11
Diluted - Class B	$(0.07)	$0.02	$(0.43)	$0.47

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$440,347	$33,009
Accounts receivable	54,354	73,582
Inventories	87,155	43,358
Prepaid expenses and other	15,750	17,685
Total current assets	597,606	167,634
Property, plant, and equipment, net	511,943	482,019
Financing lease right-of-use assets, net	15,763	12,437
Advanced coal royalties	5,815	4,709
Other	9,442	7,887
Total Assets	$1,140,569	$674,686

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$41,600	$48,855
Accrued liabilities	54,724	61,659
Current portion of asset retirement obligations	1,797	1,035
Current portion of long-term debt	56	359
Current portion of financing lease obligations	7,281	6,218
Insurance financing liability	4,042	4,302
Total current liabilities	109,500	122,428
Asset retirement obligations, net	33,122	30,052
Long-term equipment loans	—	57
Long-term financing lease obligations, net	10,184	7,517
Long-term debt, net	451,361	88,135
Deferred tax liability, net	44,309	56,027
Other long-term liabilities	8,527	7,664
Total liabilities	657,003	311,880

Commitments and contingencies

Stockholders' Equity
Class A common stock, $0.01 par value	445	438
Class B common stock, $0.01 par value	106	95
Additional paid-in capital	483,326	292,739
Retained earnings	(311)	69,534
Total stockholders' equity	483,566	362,806
Total Liabilities and Stockholders' Equity	$1,140,569	$674,686

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Year ended December 31,
In thousands	2025	2024
Cash flows from (used in) operating activities:
Net (loss) income	$(51,446)	$11,192
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	1,667	1,465
Depreciation, depletion, and amortization	68,155	65,615
Amortization of debt issuance costs	2,711	934
Stock-based compensation	17,569	17,466
(Gain)/loss on disposal of assets	38	(18)
Deferred income taxes	(11,718)	1,675
Changes in operating assets and liabilities:
Accounts receivable	19,228	23,284
Prepaid expenses and other current assets	12,059	1,869
Inventories	(43,797)	(6,195)
Other assets and liabilities	(3,169)	(2,982)
Accounts payable	(10,042)	(4,834)
Accrued liabilities	714	3,194
Net cash from operating activities	1,969	112,665

Cash flows from (used in) investing activities:
Capital expenditures	(62,781)	(55,236)
Land and mineral acquisition	(18,544)	—
Maben preparation plant capital expenditures	(1,717)	(13,606)
Capitalized interest	(1,209)	(1,498)
Other	586	(495)
Net cash used in investing activities	(83,665)	(70,835)

Cash flows from (used in) financing activities:
Proceeds from equity offering	189,000	—
Payment of equity offering costs	(746)	—
Proceeds from long-term debt issuances	398,483	55,160
Purchase of capped calls	(32,810)	—
Proceeds from borrowings	52,000	141,500
Repayment of borrowings	(52,369)	(197,966)
Repayments of senior notes	(34,500)	—
Proceeds from stock options exercised	802	534
Payment of dividends	(4,340)	(24,602)
Repayments of insurance financing	(7,276)	(5,540)
Repayments of equipment finance leases	(10,497)	(8,636)
Payment of debt issuance costs	(5,217)	(657)
Shares surrendered for withholding taxes payable	(3,489)	(10,581)
Net cash from (used in) financing activities	489,041	(50,788)

Net change in cash and cash equivalents and restricted cash	407,345	(8,958)
Cash and cash equivalents and restricted cash, beginning of period	33,823	42,781
Cash and cash equivalents and restricted cash, end of period	441,168	33,823

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; accretion of asset retirement obligations; and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q4	Q3	Q4	Year ended December 31,
(In thousands)	2025	2025	2024	2025	2024

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(14,705)	$(13,308)	$3,858	$(51,446)	$11,192
Depreciation, depletion, and amortization	16,484	17,091	16,706	68,155	65,615
Interest expense, net	506	2,250	1,614	7,804	6,123
Income tax (benefit) expense	(1,076)	(3,299)	2,212	(10,694)	3,728
EBITDA	1,209	2,734	24,390	13,819	86,658
Stock-based compensation	4,726	4,731	4,211	17,569	17,466
Other non-operating (a)	—	500	193	500	203
Other expense (b)	2,500	—	—	2,500	—
Accretion of asset retirement obligation	461	402	402	1,667	1,465
Adjusted EBITDA	$8,896	$8,367	$29,196	$36,055	$105,792

(a)	Represents income tax penalties and charitable contributions.
(b)	Represents non-recurring expenses incurred in connection with the structuring of a strategic critical minerals terminal.

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q4	Q3	Q4	Year ended December 31,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024
Metallurgical Coal Segment
Revenue	$128,007	$120,996	$170,893	$536,618	$666,295
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	19,290	16,131	25,945	75,070	107,031
Non-GAAP revenue (FOB mine)	$108,717	$104,865	$144,948	$461,548	$559,264
Tons sold	938	873	1,122	3,834	3,989
Non-GAAP revenue per ton sold (FOB mine)	$116	$120	$129	$120	$140

Non-GAAP cash cost per ton (unaudited)

	Q4	Q3	Q4	Year ended December 31,
(In thousands, except per ton amounts)	2025	2025	2024	2025	2024
Metallurgical Coal Segment
Cost of sales	$107,063	$101,842	$134,942	$453,389	$528,538
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	19,290	16,366	25,942	75,327	106,241
Idle and other costs	1,331	583	742	3,059	1,529
Non-GAAP cash cost of sales	$86,442	$84,893	$108,258	$375,003	$420,768
Tons sold	938	873	1,122	3,834	3,989
Non-GAAP cash cost per ton sold (FOB mine)	$92	$97	$96	$98	$105

Non-GAAP cash margins on tons sold	$24	$23	$33	$22	$35

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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